Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-233190) and on Form S-8 (No. 333-197570; 333-200676; 333-213647; 333-217731; 333-226899; and 333-232518) of our reports dated February 19, 2020, relating to the financial statements schedules of LendingClub Corporation, and the effectiveness of LendingClub Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of LendingClub Corporation for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of these Registration Statements.

/s/ Deloitte & Touche LLP

San Francisco, California
February 19, 2020